Exhibit 10.2

February 6, 2006

Mr. Charles Caporale

Dear Cap:

We are pleased to confirm the principal terms of your employment as Chief Financial Officer of New Horizons Worldwide, Inc. with a start date of February 6, 2006.

Your compensation and benefits package will consist of the following items:

1.	$215,000 annual base salary

2.	A 2006 bonus program that will be targeted to pay $100,000 on an annual basis for achievement of a combination of audit completion and company EBIT.

3.	50,000 New Horizons Worldwide, Inc. stock options. The options will be valued at market value at your start date, vest fully in 12 months and be exercisable for six years. These options will be governed by additional terms and conditions, which are outlined in the enclosed separate form of Stock Option Agreement.

4.	A benefits package covering medical, dental and vision insurance and 401(k) plan.

a.	Except for the 401(k) Plan, which shall operate as described, the other benefits shall become effective the first of the month following your start date.

b.	You will begin accruing vacation the first of the month following your start date at a rate of two weeks per year.

c.	New Horizons will pay 100% of the cost of your vision insurance premium and 100% of the cost of your dependents’ premium.

d.	New Horizons will pay the premium for the basic life insurance coverage of $50,000.

e.	New Horizons will pay the premium for the UNUM long-term disability plan.

5.	In the event that you are terminated without cause you will be entitled to severance through February 6, 2007 or six months, whichever is greater based on the annual salary of $215,000. In the event of such termination, the 50,000 stock options referenced in #3 above will immediately vest. Cause would be described as termination for performance reasons or activities surrounding unethical misconduct.

Cap, I and the Board of Directors are excited to have you join us. You will make a huge difference in our business and I am here to support your success in every way possible. If the foregoing meets with your approval, please sign and return a copy of this letter at your first convenience.

Very truly yours	AGREED AND ACCEPTED:

/s/Thomas J. Bresnan	/s/Charles Caporale____________________

Thomas J. Bresnan Chief Executive Officer	Charles Caporale	Date 2/6/06